Exhibit 10.47

Certain identified information in this Agreement denoted with “[***]” has been excluded from this exhibit pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is both not material and of the type that the registrant treats as private and confidential.

Execution Version

Amended & Restated Crude Oil Supply Agreement

    Between

    Gunvor USA LLC

    and

    CVR Supply & Trading, LLC

Dated December 21, 2023

Amended & Restated Crude Oil Supply Agreement

This Amended & Restated Crude Oil Supply Agreement (“Agreement”) is entered into on December 21, 2023 (the “Effective Date”), between Gunvor USA LLC, a company incorporated under the laws of Delaware (“Gunvor”), and CVR Supply & Trading, LLC, a limited liability company formed under the laws of Delaware (“CVR”) (Gunvor and CVR are each referred to individually herein as a “Party” or collectively as “Parties”).

WHEREAS CVR purchases crude oil for use at petroleum refineries located in Coffeyville, Kansas (the “CVL Refinery”) and Wynnewood, Oklahoma (the “WYN Refinery” and collectively with the CVL Refinery, the “Refineries”) owned and operated by certain of CVR’s Affiliates;

WHEREAS, Gunvor is in the business of purchasing and selling crude oil and refined products; and

WHEREAS, the Parties originally entered into that certain Crude Oil Supply Agreement dated June 28, 2023 (the “Original Agreement”) whereby Gunvor will supply and CVR will purchase Crude Oil for processing at the Refineries pursuant to the terms defined therein; and

WHEREAS, CVR and Gunvor desire to enter into this Agreement to amend and restate the Original Agreement.

NOW, THEREFORE, in consideration of the premises and the respective promises, conditions, terms, and agreements contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Gunvor and CVR do hereby agree as follows:
ARTICLE 1
DEFINITIONS AND CONSTRUCTION
    1.1        Definitions. For purposes of this Agreement, including the foregoing recitals, the following terms shall have the meanings indicated below:
    “Adequate Assurance” has the meaning set forth in Section 10.2.

    “Affiliate” means, in relation to any Person, any entity controlled, directly or indirectly, by such Person, any entity that controls, directly or indirectly, such Person, or any entity directly or indirectly under common control with such Person. For this purpose, “control” of any entity or Person means ownership of a majority of the issued shares or voting power or control in fact of the entity or Person. With regard to CVR, Affiliate shall include only CVR Energy, Inc. and its subsidiaries, and expressly excludes Icahn Enterprises, L.P. and any of its subsidiaries other than CVR Energy, Inc. and its subsidiaries.

“Agreed Costs” means, for purposes of calculating the Transfer Price, any transportation or other costs that the Parties mutually deem to apply with respect to such Transaction. It is the intent of the Parties that Agreed Costs shall only be applicable with the consent of both Parties.

    “Agreement” means this Crude Oil Supply Agreement, as may be amended, modified, supplemented, extended, renewed, or restated from time to time in accordance with the terms hereof, including any Exhibits and Schedules attached hereto.

    “API” means the American Petroleum Institute.

    “Applicable Law” means (i) any law, statute, regulation, code, ordinance, license, decision, order, writ, injunction, decision, directive, judgment, policy, decree and any judicial or administrative interpretations thereof, (ii) any agreement, concession, or arrangement with any Governmental Authority or (iii) any applicable license, permit or compliance requirement applicable to either Party, including Environmental Laws.

    “Assuring Party” has the meaning set forth in Section 10.2.

“Bankrupt” means a Person that (i) is dissolved, other than pursuant to a consolidation, amalgamation or merger, (ii) becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due, (iii) makes a general assignment, arrangement or composition with or for the benefit of its creditors, (iv) institutes or has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditor’s rights, or a petition is presented for its winding-up or liquidation, (v) has a resolution passed for its winding-up, official management or liquidation, other than pursuant to a consolidation, amalgamation or merger, (vi) seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for all or substantially all of its assets, (vii) has a secured party take possession of all or substantially all of its assets, or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all of its assets, (viii) causes or is subject to any event with respect to it which, under Applicable Law, has an analogous effect to any of the events specified in clauses (i) through (vii) above, inclusive, or (ix) takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in any of the foregoing acts.

    “Bankruptcy Code” means Title 11, U.S.C. §§ 101 et seq., as amended from time to time.

    “Barrel” means forty-two (42) net U.S. gallons, measured at 60° F.

“Base Interest Rate” means the applicable Screen Rate of interest, as adjusted from time to time, plus [***] percent [***] %). Screen Rate shall be established on the [***] day on which a determination of the Base Interest Rate is to be made under this Agreement and shall be adjusted [***] based on available Screen Rate quotes.

    “B/L Volumes” has the meaning set forth in Section 7.1.

    “Broome Station” means the pump station owned by CVR’s Affiliate located near Caney, Kansas, approximately twenty-two (22) miles west of the CVL Refinery where the Plains pipeline delivers crude oil into the CRCT Pipeline.

    “Business Day” means a twenty-four (24)-hour period commencing 12:01 am CT on a weekday on which banks are open for general commercial business in New York City.

“Catastrophic Loss” means any loss of Crude Oil resulting from a spill, fire, explosion, or other casualty loss.

    “CMA” means, for any month, the NYMEX closing monthly average price for Light Sweet Crude Oil Contract for such month.

    “Closed Days” means the number of days between the current Business Day and the next successive Business Day.

    “Commencement Date” means January 1, 2024.

    “Confirmation” means a written communication confirming the terms of a Third-Party Contract between Gunvor and a Counterparty, for the sale of Crude Oil, which shall specify the price, volume, grade, quality, quantity, delivery point, date of delivery, identity of the Counterparty and payment and performance terms.

    “Contract Price” shall mean the purchase price for Crude Oil specified in a Third-Party Contract.

    “Counterparty” means, with respect to a Third-Party Contract, the third-party suppliers of Crude Oil to be purchased by Gunvor and sold to CVR pursuant to the terms hereof.

    “Cover Exposure” has the meaning set forth in Section 10.3.

    “CRCT Pipeline” means the pipeline owned and/or operated by an Affiliate of CVR.

    “Crude Oil” means [***].

    “Crude Oil Gains and Losses” means any difference (positive or negative) for a stated period between the volume of Crude Oil purchased by Gunvor from one or more Counterparties and the corresponding volume that is delivered to CVR at the Delivery Point, which results from in-transit gains and losses excluding any Catastrophic Loss.

“Crude Oil Pool” shall mean (i) the discrete volume of Crude Oil from either Canada or the United States acquired by Gunvor from a Counterparty pursuant to a Third-Party Contract and (ii) any specific quantity of crude oil from the same region that CVR elects to pool and treat as a single discrete volume. For pricing purposes, CVR may only pool volumes that are [***]. For ease of administration, Crude Oil Pools will be volumetrically averaged and priced based on the geographic region they originate from. The Parties acknowledge and agree that a Crude Oil Pool may be comprised of more than one parcel and that such individual parcels shall be identified in a given Crude Oil Withdrawal for pricing purposes.

    “Crude Oil Withdrawal” has the meaning set forth in Section 6.1.

    “CT” means the prevailing time in the Central Time zone.

    “[***]” means the crude oil storage, blending and transfer facilities located at or near [***].

    “CVR” has the meaning set forth in the preamble of this Agreement.

“CVR Blended Volumes” means, [***].

“CVR Transition Volumes” means crude oil acquired by CVR during the Transition Period in its own name and on its own behalf.

    “Default” or “Event of Default” means an occurrence of the events or circumstances described in Article 15.

    “Defaulting Party” has the meaning set forth in Section 15.2.

    “Delivery Point” shall be as described on Schedule A attached hereto.

    “Designated Tanks” means, the tanks set forth on Schedule B in [***] and [***] and the pipeline connecting the Designated Tanks to the Delivery Points; provided, however, that CVR may, upon prior written notice to Gunvor, amend Schedule B by adding or deleting tanks therefrom. The Designated Tanks shall only contain Crude Oil.

    “Determination Day” means the [***] Business Day prior to the commencement of any Interest Period.

“[***]” means the pump station owned and operated by [***].

“Eligible Collateral” means, at Assuring Party’s discretion, (a) [***], (b) [***], (c) [***], or (d) a Parent Company guaranty for a duration and in an amount reasonably sufficient to cover [***], and issued by a financial institution or insurance company reasonably acceptable to the Insecure Party, in the form attached here to as Exhibit A if issued by CVR’s Parent Company and Exhibit B if issued by Gunvor’s Parent Company.

“[***]” means [***].

“[***] Pipeline” means the crude pipeline system owned by [***] and used to transport Crude Oil.

“Ending Inventory” means, for each month during the Term, as of [***], the sum of (i) the volume of Crude Oil in the Designated Tanks (including the Crude Oil in CVR Blended Volumes) as determined by the records of each Designated Tank operator, and (ii) the volume of Crude Oil in transit by pipeline as determined by the records of each Pipeline Operator.

    “Environmental Law” means any existing or past Applicable Law, policy, judicial or administrative interpretation thereof or any legally binding requirement that governs or purports to govern the protection of persons, natural resources or the environment (including the protection of ambient air, surface water, groundwater, land surface or subsurface strata, endangered species or wetlands), occupational health and safety and the manufacture, processing, distribution, use, generation, handling, treatment, storage, disposal, transportation, release or management of solid waste, industrial waste or hazardous substances or materials.

    “[***] Pipeline System” means the crude oil pipeline transportation system and related facilities located between [***] that are owned and operated by [***], including the pipeline, injection stations, breakout storage tanks, crude oil receiving and delivery facilities and any associated or adjacent facility.

    “FCPA” has the meaning set forth in Section 26.8.

    “Final Inventory” shall have the meaning set forth in Section 16.1.

“Force Majeure” means any cause or event reasonably beyond the control of a Party, including fires, earthquakes, lightning, floods, explosions, storms, adverse weather, landslides and other acts of natural calamity or acts of God; strikes, grievances, actions by or among workers or lock-outs (whether or not such labor difficulty could be settled by acceding to any demands of any such labor group of individuals and whether or not involving employees of CVL Refinery, WYN Refinery or Gunvor); accidents at, closing of, or restrictions upon the use of pipelines, railroads or other transportation mechanisms; disruption or breakdown of, explosions or accidents to wells, storage plants, terminals, machinery or other facilities; acts of war, hostilities (whether declared or undeclared), civil commotion, pandemics, epidemics, embargoes, blockades, terrorism, sabotage or acts of the public enemy; any act or omission of any Governmental Authority; good faith compliance with any order, request or directive of any Governmental Authority; curtailment, interference, failure or cessation of supplies reasonably beyond the control of a Party; or any other cause reasonably beyond the control of a Party, whether similar or dissimilar to those above and whether foreseeable or unforeseeable.

    “GAAP” means generally accepted accounting principles in the United States, applied consistently with prior practices.

    “Gathered Crude” means the crude oil acquired by CVR (or its Affiliates) in [***]. Notwithstanding anything in this Agreement to the contrary, any crude oil which is transported in whole or in part via [***] shall be considered Gathered Crude for purposes of this Agreement.

    “Governmental Authority” means any federal, state, regional, local or municipal governmental body, agency, instrumentality, authority or entity established or controlled by a government or subdivision thereof, including any legislative, administrative or judicial body, or any person purporting to act therefor, and shall include NYMEX.

    “Gunvor” has the meaning set forth in the preamble to this Agreement.

    “Holiday” has the meaning set forth in Section 8.3(a).

    “Indemnified Party” has the meaning set forth in Section 17.3.

    “Indemnification Claim” has the meaning set forth in Section 17.3.

“Indemnifying Party” has the meaning set forth in Section 17.3.

    “Independent Inspector” means an independent third-party inspection company that is generally recognized in the petroleum industry as experienced in measuring the quantity and quality of petroleum products. Unless specifically provided otherwise in this Agreement, the Parties shall share equally in any costs incurred therefor.

    “Initial Term” has the meaning set forth in Section 2.1.

    “Insecure Party” has the meaning set forth in Section 10.2.

“Interest Period” has the meaning set forth in Section 8.7(c).

“[***]” means, [***].

    “[***] Agreement” means that certain [***] Agreement between CVR and [***] dated [***].

    “[***] Pipeline” means the crude oil pipeline systems of [***] extending from [***].

    “Letter of Credit” means an irrevocable standby letter of credit.

    “Liabilities” means any losses, claims, charges, damages, deficiencies, assessments, interests, penalties, costs, and expenses of any kind (including reasonable attorneys’ fees and other fees, court costs and other disbursements), directly or indirectly arising out of or related to any claim, suit, proceeding, judgment, settlement or judicial or administrative order, including any Liabilities with respect to Environmental Laws.

    “Liquidation Amount” has the meaning set forth in Section 16.2.

    “Monthly Crude Nomination” has the meaning set forth in Section 5.5(b).

    “NYMEX” means the New York Mercantile Exchange.

    “NSV” or “Net Standard Volume” means the total volume of all petroleum liquids, excluding sediment and water and free water, corrected by the appropriate volume correction factor for the observed temperature and API Gravity, relative density, or density to a standard temperature such as 60 degrees Fahrenheit and corrected by the applicable pressure correction factor and meter factor.

“Origination Fee” shall mean a fee payable by CVR to Gunvor in the amount of [***] per Barrel for each Barrel of Crude Oil purchased by Gunvor for supply to CVR hereunder.

“Parent Company” means for CVR, CVR Energy, Inc. (NYSE: CVI) and for Gunvor, Gunvor SA.
“Party” or “Parties” has the meaning set forth in the preamble of this Agreement.

    “Performing Party” has the meaning set forth in Section 15.2.

“Person” means an individual, corporation, partnership, limited liability company, joint venture, trust or unincorporated organization, joint stock company or any other private entity or organization, Governmental Authority, court or any other legal entity, whether acting in an individual, fiduciary or other capacity.

    “Pipeline” or “Pipelines” means [***] and any other pipeline owned or operated by a Pipeline Operator and used for shipments of Crude Oil hereunder.

“Pipeline Operator” means the entity that operates a Pipeline System.

    “Pipeline System” means the [***], or any other pipeline system that may be used to transport Crude Oil to the Delivery Point.

    “[***]” means [***].

    “[***]” means [***].

    “[***] Pipeline System” means the crude oil pipeline transportation system and related facilities located in the states of [***] and that are owned and/or operated by [***],

including the pipeline, injection stations, breakout storage tanks, crude oil receiving and delivery facilities and any associated or adjacent facility.

    “Potential Event of Default” means any Event of Default with which notice, or the passage of time would constitute an Event of Default.

“Provisional Invoice” has the meaning set forth in Section 8.3(a).

“Provisional Transfer Price” has the meaning set forth in Section 8.4(a).

    “Refineries” means collectively the CVL Refinery and the WYN Refinery and all of the related facilities owned and operated by them or their Affiliates, including the processing, storage, receiving, loading and delivery facilities, piping and related facilities, together with existing or future modifications or additions, and any associated or adjacent facility that is used by the Refineries to carry out the terms of this Agreement.

    “Renewal Term” has the meaning set forth in Section 2.2.

“Scheduled Maintenance” means regularly scheduled maintenance turnarounds at the CVL Refinery.

“Screen Rate” shall mean for any day (a “SOFR Interest Day”), a rate per annum equal to SOFR for the day (such day “i”) that is [***] Business Days prior to (i) if such SOFR Interest Day [***], such SOFR Interest Day or (ii) if such SOFR Interest Day is not a Business Day, the Business Day immediately preceding such SOFR Interest Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website. If by 5:00 pm (New York City time) on the [***] Business Day immediately following any day “i”, the SOFR in respect of such day “i” has not been published on the SOFR Administrator’s Website, then the SOFR for such day “i” will be the SOFR as published in respect of the [***] Business Day for which such SOFR was published on the SOFR Administrator’s Website; provided that any SOFR determined pursuant to this sentence shall be utilized for no more than [***] consecutive SOFR Interest Days.

     “SEC” means the Securities and Exchange Commission.
     “SOFR” means secured overnight financing rate.
     “SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the SOFR).

     “[***]” means the pipeline system operating as [***] that transports crude oil originating in [***] to [***].

“Taxes” means any and all foreign, federal, state and local taxes (other than taxes on income), duties, fees and charges of every description on or applicable to Crude Oil, including all gross receipts, environmental, spill, ad valorem and sales and use taxes, however designated, paid or incurred directly or indirectly with respect to the ownership, purchase, exchange, use, transportation, resale, importation or handling of Crude Oil or related WTI Contracts, including for any Tax, any interest, penalties or additions to tax attributable to any such Tax, including penalties for the failure to file any tax return or report.

    “Temporary Assignment” means any of the agreements among Gunvor, CVR (or its Affiliates) and a Terminal Operator or Pipeline Operator, pursuant to which CVR’s transportation and/or storage rights set forth in the applicable Terminal Agreements or Pipeline Agreements, are temporarily assigned by CVR or its Affiliates to Gunvor.

    “Term” has the meaning set forth in Section 2.2.

    “Terminal” or “Terminals” means any facility owned or operated by a Terminal Operator and used to store, transport or blend Crude Oil hereunder.

“Terminal Agreement” or “Terminal Agreements” means any agreement for the storage of Crude Oil between CVR and a Terminal Operator.

    “Terminal Operator” or “Terminal Operators” means (i) [***], (ii) any successor to [***] under the Terminal Agreements, and (iii) other Persons providing terminal services for Crude Oil while Gunvor has title to such Crude Oil.

    “Termination Date” has the meaning set forth in Section 16.2.

    “Termination Payment” has the meaning set forth in Section 16.2.

    “Third-Party Contract” means a contract between Gunvor and a Counterparty for the supply of Crude Oil to CVR. A Third-Party Contract shall include those sales of Crude Oil by CVR to Gunvor.

    “Third-Party Sale Transaction” has the meaning set forth in Section 5.2.

    “Transactions” means any agreement by the Parties to purchase and sell Crude Oil pursuant to the terms of this Agreement.

    “Transfer Price” has the meaning set forth in Section 8.1.

“Transition Period” means the period [***] days prior to the expiration of the Term, as evidenced by a timely notice of termination delivered in accordance with Section 2.2.

    “Transportation and Direct Costs” has the meaning set forth in Section 8.6.

    “True-up” has the meaning set forth in Section 8.4(c).

“Turnover Failure” has the meaning set forth in Section 8.5.

    “UCC” means the New York Uniform Commercial Code.

“[***] Volume Confirmation” has the meaning set forth in Section 8.3(b).
“WTI” means West Texas Intermediate crude oil and any crude oil meeting the specifications of the WTI NYMEX futures contract for delivery at Cushing, Oklahoma.

“WTI Contracts” means WTI NYMEX futures contracts on which the WTI Price component of the Transfer Price is based.

“WTI Differential” has the meaning set forth in Section 8.1(b).

“WTI Price” has the meaning set forth in Section 8.1(a).

“WTI Price Rolls” has the meaning set forth in Section 8.2.
    1.2.    Interpretation
    (a)    All references in this Agreement to Exhibits, Schedules, Articles and Sections refer to the corresponding Exhibits, Schedules, Articles and Sections of or to this Agreement unless expressly provided otherwise. All headings herein are intended solely for convenience of reference and shall not affect the meaning or interpretation of the provisions of this Agreement.
    (b)    All Exhibits and Schedules to this Agreement are attached hereto and by this reference incorporated herein for all purpose.
    (c)    Unless expressly provided otherwise, the words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular Section. The words “this Article” and “this Section,” and words of similar import, refer only to the Article or Section hereof in which such words occur. The word “including” as used herein means “including without limitation” and does not limit the preceding words or terms.
    (d)    The Parties acknowledge that they and their counsel have reviewed and revised this Agreement and that no presumption of contract interpretation or construction shall apply to the advantage or disadvantage of the drafter of this Agreement.
ARTICLE 2
    TERM OF AGREEMENT
    2.1        Initial Term. The term of this Agreement shall commence on the Commencement Date and shall continue until January 31, 2026 (“Initial Term”), unless terminated earlier pursuant to the terms of this Agreement.
    2.2        Renewal. Subject to the provisions of Section 2.1 above, the Initial Term shall automatically be extended for one or more one-year terms (each a “Renewal Term” and collectively the “Renewal Terms”), unless either Party delivers notice of its desire to terminate not less than one hundred eighty (180) days prior to the expiration of the Initial Term or the then current Renewal Term, as the case may be. The Initial Term and the Renewal Terms, if any, shall constitute the “Term” of this Agreement.
ARTICLE 3
SALE OF CRUDE OIL TO CVR
    3.1        Supply of Crude Oil. Beginning on the Commencement Date, Gunvor agrees to [***] pursuant to Article 5. Gunvor shall supply such Crude Oil to CVR and CVR agrees to purchase such Crude Oil from Gunvor pursuant to the terms of this Agreement. In no event, however, shall CVR have the right to claim an ownership interest in any volumes of Crude Oil prior to the transfer of title thereof pursuant to the provisions of Section 5.3.
    3.2        Designated Tanks. CVR shall maintain for Gunvor’s benefit sufficient capacity in the Designated Tanks to [***]. Gunvor will, during the Term, have (a) the right to store Crude Oil in the Designated Tanks, and (b) the right to access the Designated Tanks to remove Crude Oil. CVR may add or delete tanks to the list of Designated Tanks upon delivery of written notice to Gunvor. If a tank is to be removed from the list of Designated Tanks, Gunvor shall remove all Crude Oil from such tank prior to the change in status thereof. If such Crude Oil is not transferred to another Designated Tank, any sale of such Crude Oil to a party other than CVR shall be deemed to be a Third-Party Sale Transaction subject to the provisions of Section 5.2. CVR may use the Designated Tanks for the storage of CVR Transition Volumes and Gathered Crude.
    3.3        Exclusive Supplier. Gunvor shall be the exclusive supplier of Crude Oil during the Term. Notwithstanding anything to the contrary in this Section 3.3, if Gunvor does not supply Crude Oil to CVR in accordance with the Monthly Crude Nomination, for whatever reason, CVR shall have the full and complete right to acquire such volumes of Crude Oil from any Person and this Agreement shall not apply to such purchases by CVR. If either Party delivers a notice to terminate this Agreement pursuant to Section 2.2, the exclusivity provisions of this Section 3.3 shall no longer apply.
    3.4        Identification of Supply. CVR and Gunvor shall mutually cooperate to identify and negotiate supply arrangements with Counterparties that are consistent with CVR’s Monthly Crude Nominations made pursuant to Article 5. Prior to the acquisition of any Crude Oil , the Parties shall agree to the quantity and quality of Crude Oil desired by CVR.
With regard to supply opportunities identified by CVR, CVR shall promptly inform Gunvor of the opportunity and Gunvor shall enter into one or more Third-Party Contracts. Notwithstanding the foregoing, Gunvor shall have the right to reject such proposed opportunity if it determines, in its commercially reasonable discretion, that such Third-Party Contract (a) is not structured in accordance with standard industry practices or on commercially reasonable terms, (b) is not with a permissible Counterparty under Applicable Law, or (c) [***].

ARTICLE 4
PURCHASE OF CRUDE OIL FROM COUNTERPARTIES
    4.1        Third-Party Contracts.
    (a) Terms of Third-Party Contracts. The quantity and quality of Crude Oil sold and delivered to CVR shall conform in all material respects to such specifications as agreed upon by the Parties prior to Gunvor’s contractual commitment to purchase Crude Oil. The terms and conditions of each Third-Party Contract must be commercially reasonable and conform to standard industry practices. CVR is not authorized to bind Gunvor in connection with the negotiation or execution of any Third-Party Contract, nor to make any representations to any Counterparty on behalf of Gunvor except as otherwise expressly provided herein. Unless expressly authorized by Gunvor in writing, any advice, recommendations, warranties or representations made to any Counterparty by CVR shall be the sole and exclusive responsibility of CVR, and [***].
    (b) Conditional Acceptance. CVR shall have no authority to bind Gunvor to or enter into on Gunvor’s behalf, any Third-Party Contract. If CVR has negotiated an offer from a Counterparty for a quantity of Crude Oil that CVR wishes to have Gunvor acquire, CVR may indicate to such Counterparty the conditional acceptance of such offer, which conditional acceptance shall be specifically subject to obtaining the agreement of Gunvor to such offer. Promptly after giving such conditional acceptance, CVR shall apprise Gunvor of the terms of such offer, and Gunvor shall promptly enter into a Third-Party Contract between Gunvor and such Counterparty.
    4.2        Confirmations. For each transaction involving the purchase and sale of Crude Oil, Gunvor shall issue and send to CVR a summary of Confirmations and, upon request from CVR, a copy of all Third-Party Contracts.
    4.3     Payment Responsibility. Gunvor shall pay Counterparty and third-party invoices for Crude Oil. Upon request from CVR, Gunvor shall promptly provide CVR with copies of all such Counterparty and third-party invoices and contracts. Gunvor shall be responsible for paying all applicable Transportation and Direct Costs, including for the avoidance of doubt those associated with Gathered Crude and CVR Transition Volumes, and CVR will reimburse Gunvor for such charges upon receipt of an invoice therefore with supporting documentation. All refunds or adjustments of any type received by Gunvor shall be for the account of CVR.
    4.4        Crude Oil Gains and Losses. All Crude Oil Gains and Losses not covered by a Pipeline System tariff shall be for CVR’s account and shall be reflected in the Transfer Price. With respect to Crude Oil Gains and Losses which are covered by a Pipeline System tariff, Gunvor shall pass through to CVR the positive value of any such Crude Oil gains and the negative value of any such Crude Oil losses provided for by the applicable Pipeline System tariff. Gunvor shall supply CVR with reasonably acceptable supporting documentation for all such gains and losses, whether covered by a Pipeline System tariff or not.
    4.5        WARRANTY OF QUALITY & TITLE; WARRANTY DISCLAIMER. GUNVOR FULLY AND UNCONDITIONALLY WARRANTS THAT ALL CRUDE OIL SOLD PURSUANT TO THIS AGREEMENT SHALL CONFORM IN ALL RESPECTS TO ANY AGREED TO SPECIFICATIONS, AND THAT GUNVOR HAS CLEAR, GOOD AND MERCHANTABLE TITLE TO ALL CRUDE OIL SOLD TO CVR PURSUANT TO THIS AGREEMENT. EXCEPT FOR THE WARRANTIES AS SET FORTH IN THE FIRST SENTENCE OF THIS SECTION 4.5, GUNVOR MAKES NO OTHER WARRANTY EXPRESS OR IMPLIED, INCLUDING FITNESS OR SUITABILITY OF CRUDE OIL FOR ANY PARTICULAR PURPOSE OR OTHERWISE.
    4.6        Claims. The Parties shall consult with each other and coordinate how to handle and resolve any claims made by a Counterparty, a Pipeline Operator, Terminal Operator, supplier, or transporter against Gunvor or any claims that Gunvor may bring against any such Person. In all instances wherein claims are made by a third-party against Gunvor related to the acquisition, transportation or handling of Crude Oil hereunder, CVR shall have the right to either direct Gunvor to take commercially reasonable actions in the handling of such claims or assume the handling of such claim in the name of Gunvor. To the extent that CVR believes that any claim should be made by Gunvor against any third-party (whether a Counterparty, terminal facility, pipeline, storage facility or otherwise), Gunvor will take any commercially reasonable actions as requested by CVR either directly, or by allowing CVR to do so, to prosecute such claim and all recoveries resulting from the prosecution of such claim shall be for the account of CVR. Gunvor shall, in a commercially reasonable manner, cooperate with CVR in prosecuting any such claim and shall be entitled to assist in the prosecution of such claim. All costs, expenses and damages arising from the pursuit of such claims shall be solely for CVR’s account except to the extent arising from Gunvor’s negligence or willful misconduct.
    4.7        Insurance. Gunvor shall, at Gunvor’s sole cost and expense, procure and maintain in full force and effect throughout the term of this Agreement insurance coverages of the following types and amounts and with insurance companies rated not less than A- by A.M. Best, or otherwise reasonably satisfactory to CVR in respect of Gunvor’s purchase of Crude Oil under this Agreement:
    (a) [***] in an amount sufficient to cover [***]. Gunvor will maintain [***]; provided, however, that Gunvor will promptly notify CVR [***] of [***]. Notwithstanding anything to the contrary herein, CVR, may, [***].
    (b) [***], with a minimum limit of [***]. [***] may be provided on a separate policy.
    (c)    [***] with a limit of at least [***]. Coverage shall be [***].
    4.8        Additional Insurance Requirements.
    (a) Gunvor agrees to include CVR as an additional insured on its [***] policies with respect to Gunvor’s obligations under this Agreement. Gunvor agrees to waive its right of subrogation, and to cause its insurers to waive their right of subrogation, on its [***] insurance in favor of CVR to the extent that indemnity is owed under this Agreement.
    (b)    Gunvor shall cause its insurance carriers to furnish CVR with insurance certificates, in a standard form and from a properly authorized party reasonably satisfactory to CVR, evidencing the existence of the coverages and endorsements required. Gunvor agrees to provide CVR with thirty (30) days’ advance notice of cancellation or material change of any policy set forth herein.
    (c) The mere purchase and existence of insurance does not reduce or release either Party from any liability incurred or assumed under this Agreement.
    (d) Gunvor shall comply with all notice and reporting requirements in the foregoing policies and timely pay all premiums.
    (e) All policies set forth in this Article 4 shall be primary and non-contributory in respect of other insurance that may be available to CVR. Such limits may be provided by a combination of primary and excess policies.
ARTICLE 5
DELIVERY
    5.1        Delivery Points. Unless specifically agreed otherwise by the Parties, all Crude Oil shall be delivered to CVR at the Delivery Points. All such deliveries shall be evidenced by a meter ticket issued by the relevant Pipeline Operator or Terminal Operator at the Delivery Points.
    5.2        Alternate Delivery Point. CVR may direct Gunvor to sell or exchange Crude Oil on its behalf to a third-party purchaser and any gains or losses from such sales or exchanges shall be for the account of CVR (each a “Third-Party Sale Transaction”). Any such amounts shall be included in the Provisional Invoice, unless the Parties mutually agree to document any such transaction as a price roll, with respect to the WTI Price, in accordance with common oil industry trading practices.
    5.3        Title and Risk of Loss. Title and risk of loss to the Crude Oil shall pass from Gunvor to CVR at the Delivery Points, and CVR shall assume title and risk of loss of such Crude Oil as it passes the Delivery Points. Before title and risk of loss transfer at the Delivery Points, Gunvor shall be solely responsible for compliance with all Applicable Laws, pertaining to the possession, handling, use of such Crude Oil including all Environmental Laws. At and after title and risk of loss transfer at the Delivery Points, CVR shall be solely responsible for compliance with all Applicable Laws, including all Environmental Laws, pertaining to the possession, handling, use and processing of such Crude Oil.
    5.4        Casualty. If a Catastrophic Loss of Crude Oil occurs but prior to the passage of title and risk of loss to CVR, any such Catastrophic Loss shall be for Gunvor’s account. Conversely, any Catastrophic Loss of Crude Oil occurring on or after the passage of title and risk of loss shall be for CVR’s account.
    5.5        Pipeline and Terminal Nominations.
    (a) Responsibility of Gunvor. Prior to the beginning of each month of the Term, Gunvor shall be responsible for making nominations to each Pipeline Operator and Terminal Operators as required by each of them for such month; provided that, Gunvor’s obligation to make such nominations shall be conditioned on its receiving from CVR the Monthly Crude Nomination in time to comply with the lead times required by such Pipeline Operators and Terminal Operators. CVR shall provide to Gunvor information in a timely manner and will use commercially reasonable efforts to provide such information at least [***] prior to nomination submission time, in order to make such nominations or other scheduling actions in accordance with the pipeline lead-time requirements. Gunvor shall not be responsible if a Pipeline System or terminal is unable to accept Gunvor’s nomination or if the Pipeline System or terminal must allocate Crude Oil among its shippers, except to the extent that such non-acceptance is due to Gunvor’s negligence or willful misconduct, including without limitation, Gunvor’s failure to timely nominate in accordance herewith. Any Pipeline and Terminal capacity, assigned to Gunvor by CVR, on any Pipeline or at any Terminal that is subject to this Agreement shall only be used by Gunvor for the benefit of CVR.
    (b) Responsibility of CVR. Prior to the beginning of any month during the Term, CVR will advise Gunvor via email of its desired volume of Crude Oil for the following month (each, the “Monthly Crude Nomination”). Such nomination shall specify the anticipated delivery of Crude Oil by volume and grade. CVR shall have direct contact with the Terminal Operator and Pipeline Operator and will direct, as Gunvor’s agent, the daily operations, including without limitation, daily nominations and the blending of Crude Oil at or in such Terminal or Pipeline. Notwithstanding anything to the contrary herein, all shipments of Crude Oil on the Pipelines shall be subject to the procedures set forth therein.
    (c) [***] Procedures. Notwithstanding anything to the contrary herein, all shipments of Crude Oil on [***] shall be subject to the procedures set forth in Exhibit C. The [***] capacity that is subject to this Agreement shall only be used by Gunvor for the benefit of CVR.
    5.6     Temporary Assignment. If required by a Terminal or Pipeline, Gunvor and CVR shall enter into a Temporary Assignment. In connection with its performance hereunder, Gunvor will not take any actions that would breach any term of any tariff, Pipeline Agreements or Terminal Agreements. Upon termination of this Agreement, Gunvor shall promptly release and assign back to CVR any rights assigned pursuant to a Temporary Assignment. Any history of usage, including allocation rights, on any Pipeline or in any Terminal, arising in connection with this Agreement, shall be the history and rights of CVR, whether such usage is pursuant to a Temporary Assignment or otherwise.
ARTICLE 6
CRUDE OIL FORECAST
    6.1        Crude Forecast. No later than [***], CVR shall provide Gunvor with a crude forecast for Crude Oil to be delivered during the [***] period immediately following therefrom (the “Crude Oil Withdrawal”). For each day that is [***], CVR shall provide Gunvor a crude forecast for [***] during the [***]. The Parties acknowledge that for pricing purposes a Crude Oil Withdrawal may be comprised of multiple Crude Oil Pools or portions thereof.
    6.2        Changes to Nominations. CVR may at any time revise its nomination by providing prior notice to Gunvor. Gunvor shall promptly schedule any changes in nominations through the applicable Terminal Operator, as necessary, and all costs associated therewith shall be for CVR’s account, including any costs associated with resetting the applicable WTI Contracts to reflect such changes to the nominated volumes.
ARTICLE 7
CRUDE OIL INSPECTION AND MEASUREMENT
    7.1        Delivered Volumes. The volume of all Crude Oil purchased and sold under this Agreement shall be based on the bill of lading volumes (the “B/L Volumes”) under the applicable Third-Party Contracts. Specifically, the B/L Volumes shall be equal to the pipeline meter ticket volumes received by Gunvor under the applicable Third-Party Contract. The actual volume of Crude Oil delivered to CVR at a Delivery Point shall be based on the pipeline meter ticket at the flange connection between the applicable delivering pipeline and the receiving storage facility at such Delivery Point, absent manifest error or fraud. If applicable, the volume of Gathered Barrels and Transition Volumes shall also be based on the pipeline meter tickets at the flange connection between the applicable delivering pipeline and the receiving storage facility at a Delivery Point, absent manifest error or fraud. Any differences between the applicable B/L Volumes and the actual volumes delivered to CVR at the Delivery Points shall be accounted for as Crude Oil Gains and Losses.
    7.2        Quality of Delivered Volumes. The quality of all volumes of Crude Oil delivered to CVR hereunder shall be based on the Pipeline, Terminal, or Independent Inspector determination pursuant to the applicable Third-Party Contract, absent manifest error or fraud. Each Party shall promptly deliver to the other Party a copy of any such Pipeline, Terminal or Independent Inspector’s report.
    7.3        Crude Oil Blending. No blending, mixing, commingling or any other change of disposition in the Crude Oil after determination of the B/L Volumes shall (i) cause any Crude Oil to cease to be Crude Oil for the purposes of this Agreement, or (ii) exclude that portion of the blended, mixed, or commingled product constituting Crude Oil from any calculation provided under this Agreement.

    7.4        Other Calculations. Except as otherwise provided in this Agreement (including Section 7.1), the calculation of any volumes and the components of any calculations shall be determined using the best available information provided by Terminal Operators, Terminals, Pipelines, and other third parties regularly providing such information. The Parties shall mutually agree on volumes and calculation methodologies to the extent not covered by the foregoing. Unresolved volumetric disputes under this Section shall be resolved under Article 15 unless the Parties mutually agree on an alternate method of dispute resolution.
ARTICLE 8
PRICE AND PAYMENT
    8.1        Crude Oil Purchase Price.  For each barrel in a Crude Oil Pool delivered to the Delivery Points, CVR shall pay Gunvor an amount equal to the transfer price (the “Transfer Price”), which shall be equal to [***].  The provisions of this Article 8 are intended to apply only for pricing purposes and shall not be deemed or construed to alter the intention of the Parties that all Crude Oil shall be owned exclusively by Gunvor until the passage of title occurs consistent with the provisions of Section 5.3.  Notwithstanding anything to the contrary herein, the Transfer Price for Transactions shall be a floating price based on the mutually agreed index of market prices (adjusted for contract differentials), all as more specifically set forth in this Article 8. For purposes of calculating the Transfer Price, the following provisions shall apply:
(a)  WTI Price.  The WTI Price is the actual [***] settlement price for WTI Contracts published by NYMEX for [***] (the “WTI Price”).

(b)  WTI Differential.  The WTI differential (the “WTI Differential”) shall be equal to the difference between the Contract Price and the WTI Price. The WTI Differential shall be [***].

(c) Inability to Determine Reference Price or Index. If either (a) NYMEX fails to publish or calculate the futures prices for WTI, (b) there is a material suspension of trading in futures contracts for WTI, (c) WTI or its futures contracts cease to be traded on the NYMEX, or (d) there is a material change in the content, composition or constitution of the formula for calculation of prices for WTI or its futures contracts, in each case, for any Month during the Term of this Agreement, Gunvor and CVR shall immediately meet and negotiate in good faith to agree upon an alternative price (or a method for determining an alternative price) and/or alternative index (as applicable). If Gunvor and CVR have not agreed on or before the [***] Business Day following the first pricing date on which any such event in clauses (a) though (d) occurred or existed, then such price (or the method for determining such price) shall be determined by a mutually acceptable leading dealer in the relevant market. If the Parties are unable to agree on such a leading dealer, the Parties shall each appoint a leading dealer, which is not an Affiliate of either Party, in the relevant market who shall together appoint a leading dealer to resolve the question.

8.2        WTI Price Rolls.

CVR may at any time change a WTI Contract by notifying Gunvor of the new WTI Contract.  The Parties shall mutually agree to the values applicable to any such changes to the applicable WTI Contract(s) (the “WTI Price Rolls”). For the avoidance of doubt, the Parties acknowledge that Gunvor shall not be required to enter into any such WTI Contracts on CVR’s behalf or to deliver evidence of any such WTI Contracts to CVR.  Rather, it is the intent of the Parties that any applicable rolls of

WTI Contracts shall be accounted for and invoiced separate from the calculation of the Transfer Price. The Parties agree that [***], the Party owed any amounts for WTI Price Rolls will invoice the other Party at the same time that invoicing for the True-Up occurs. All actual or deemed costs and fees related to any substitution or replacement of any WTI Contracts shall be for CVR’s account.  Absent any instructions from CVR to the contrary, the Parties agree that an expiring WTI Contract will roll to the next succeeding month contract.  WTI rolls contemplated by this Section shall be executed at values mutually agreed to by the Parties.

    8.3        Invoices.

(a)    Provisional Invoices. With respect to each Crude Oil Withdrawal, within [***], Gunvor shall prepare and deliver to CVR an invoice for the estimated volume of Crude Oil Withdrawals to be made on [***] (“Provisional Invoice”).  For estimated Crude Oil Withdrawal volumes to be delivered on a Saturday, the Provisional Invoice for such estimated volumes of Crude Oil shall be included on [***] Provisional Invoice. For estimated Crude Oil Withdrawal volumes to be delivered on a Sunday, the Provisional Invoice for such estimated volumes of Crude Oil shall be included on the prior Friday Provisional Invoice. For estimated Crude Oil Withdrawal volumes to be delivered on a day in which the NYMEX or US banks are closed (“Holiday”), the Provisional Invoice for such estimated volumes of Crude Oil shall be included on [***] Provisional Invoice that is [***]. Such Provisional Invoices shall identify the estimated volume and grade of Crude Oil to be delivered at the applicable Delivery Point. For any Crude Oil Withdrawals on a non-Business Day not otherwise provided for herein, Gunvor shall prepare and deliver to CVR a Provisional Invoice therefor which identifies the estimated volume and grade of Crude Oil to be delivered at the applicable Delivery Point on [***].     The Parties acknowledge that the Provisional Transfer Price included in any Provisional Invoice will be trued-up on a monthly basis in accordance with Section 8.4(c) to reflect the actual Transfer Price based on the actual components set forth in Section 8.1.

(b)    [***] Volume Confirmation. [***] during the Term, Gunvor will prepare and deliver to CVR a statement summarizing the volume of Crude Oil delivered to a Delivery Point during the previous [***] and the Parties shall mutually agree to any adjustments thereto (the “[***] Volume Confirmation”).

    8.4        Calculation of the Transfer Price.

(a) Invoice Calculations.  The Transfer Price set forth in the Provisional Invoice (the “Provisional Transfer Price”) shall be based on the estimated volume and grade for each Crude Oil Withdrawal.
(b)  Components of Transfer Price.  Prior to a Crude Oil Withdrawal of a Crude Oil Pool, or portion thereof, Gunvor shall continuously update its books and records to reflect the best information available with respect to each component of the Transfer Price for such Crude Oil Pool, or portion thereof, including volume. Upon the occurrence of the first Crude Oil Withdrawal with respect to a Crude Oil Pool, all other components of the Transfer Price shall be continually updated by Gunvor and the best available information shall be used for purposes of calculating the Provisional Invoice or in connection with the [***] Volume Confirmation, as applicable.

(c) True-Up. [***], Gunvor and CVR will confer and prepare a statement that reflects the difference, if any, between the actual volumes of Crude Oil delivered to a Delivery Point, based on the month end Pipeline Operator tickets, and the volumes of Crude Oil previously paid for pursuant to a Provisional Invoice during the previous calendar month and any adjustments to the WTI Differential (the “True-Up”). If the True-Up determines that the actual volume of Crude Oil delivered to Delivery Points during the month differs from the volume of Crude Oil paid for by CVR during the month, then the owing Party shall pay to the other Party, the difference in accordance with the procedures herein.

    8.5        Inventory Turnover.

If, for any month, CVR fails to [***] (any such failure a “Turnover Failure”), CVR shall [***].

    8.6        Transportation and Direct Costs.

On a [***] basis during the Term, Gunvor shall invoice CVR for [***] incurred in the [***] associated with acquiring and moving Crude Oil, Gathered Crude or CVR Transition Volumes (as applicable and subject to Section 4.3) from the acquisition point to the Delivery Points, including without limitation, [***] (“Transportation and Direct Costs”).  Gunvor shall provide supporting documentation of all Transportation and Direct Costs for [***] during the Term.

The invoice delivered by Gunvor to CVR for Transportation and Direct Costs provided for by this Section 8.6 shall include all Transportation and Direct Costs incurred during [***] and CVR shall make one payment to Gunvor therefore. For the avoidance of doubt, CVR will make one payment to Gunvor for the total Transportation and Direct Costs incurred and will not make piecemeal payments therefore. However, this does not preclude Gunvor from including Transportation and Direct Costs that were not included in [***] invoices in the [***] invoices.

    8.7        Payment.
(a)     Form of Payment.  Each Party shall pay, or cause to be paid, by electronic transfer of [***] in U.S. Dollars, all undisputed amounts that become due and payable by such Party to a bank account or accounts designated by and in accordance with instructions issued by the other Party.  Each payment of undisputed amounts (the disputed portion of which is addressed under Section 8.8) owing hereunder shall be in the full amount due without reduction or offset for any reason (except as expressly allowed under this Agreement), including Taxes, exchange charges or bank transfer charges. Notwithstanding the immediately preceding sentence, the paying Party shall not be responsible for a designated bank’s disbursement of amounts remitted to such bank, and a deposit in [***] of the full amount of each statement with such bank shall constitute full discharge and satisfaction of such statement.

(b)  Timing of Payment. Payment for any Provisional Invoice that is received by [***] shall be due and payable on the [***], unless otherwise provided herein. Payment for any Provisional Invoice received [***] shall be due and payable on [***], unless otherwise provided herein.

Payments owing under Section 8.2 for any amounts owing for the WTI Price Rolls, under Section 8.4(c) for Crude Oil pursuant to any True-Up, under Section 8.5 (Inventory

Turnover), and under Section 8.6 for any Transportation and Direct Costs shall be due and payable by the owing Party on [***].

Payments owing for any Final Inventory under Article 16 for Crude Oil shall be due and payable on [***].

(c)     Interest.  All payments under this Agreement not paid by the due date as defined herein shall accrue interest at the Base Interest Rate.  Interest shall run from, and including, the applicable due date of the payment to, but excluding, the date that payment is received (the “Interest Period”).

    8.8     Disputed Amounts.   The Parties shall cooperate in resolving any disagreement concerning any statement or invoice expeditiously. Within [***] Business Days after resolution of any dispute as to a statement, the Party owing a disputed amount, if any, shall pay such amount, with interest at the Base Interest Rate from the original due date to but not including the date of payment.

ARTICLE 9
TAXES
Gunvor shall be liable for all Taxes imposed on Crude Oil [***]. CVR shall be liable for (i) all Taxes imposed on Crude Oil [***], and (ii) all Taxes imposed [***]. The Parties agree to cooperate in support of obtaining appropriate tax treatment for the transactions associated with this Agreement, including, without limitation, the exchange of applicable documentation related to taxes, tax exemptions, licensing, registrations, certifications, and other similar information.
ARTICLE 10
INFORMATION AND REQUESTS FOR ADEQUATE ASSURANCES
    10.1    Financial Information. CVR shall make available to Gunvor (a) within ninety (90) days following the end of each of its fiscal years, audited financial statements for such fiscal year certified by independent certified public accountants, and (b) within forty-five (45) days after the end of its first three (3) fiscal quarters of each fiscal year unaudited consolidated financial statements for such fiscal quarter. CVR will be deemed to have furnished such reports and information described above if one of CVR’s Affiliates files an Annual Report on Form 10-K or Quarterly Report on Form 10-Q (collectively, the “Periodic Reports”) with the SEC which include, on a consolidated basis, the results of CVR.
    Gunvor shall send to CVR: (a) [***] following the end of each of its fiscal years, audited financial statements for such fiscal year certified by independent certified public accountants, and (b) unaudited financial statements [***], after receiving a request from CVR.
    In all cases the financial statements provided hereunder shall be for the most recent accounting period and the annual and quarterly financial statements shall be prepared in accordance with GAAP; provided, however, in the case of CVR’s financial statements, should any such financial statements not be timely available due to a delay in preparation or certification or due to the filing of such Periodic Reports on a later date by CVR’s Parent Company or Affiliate, such delay shall not be considered an Event of Default so long as CVR or its Affiliate diligently pursues the preparation, certification and delivery of such financial statements and provided further, however, that in the event CVR or its Affiliates cease filing Periodic Reports with the SEC, then CVR shall provide to Gunvor financial statements in the same form and on the same schedule as CVR or its Affiliates provides such financial statements to its/their lenders.
    10.2    Adequate Assurances. Either Party (the “Insecure Party”) may, upon notice to the other Party (“Assuring Party”), require that the Assuring Party provide it with satisfactory security for or adequate assurance (collectively, “Adequate Assurance”) of the Assuring Party’s performance within [***] Business Days of giving such notice if:
    (a)    the Insecure Party reasonably determines that reasonable grounds for insecurity exists with respect to the Assuring Party’s ability to perform its obligations hereunder; or
    (b)    the Assuring Party defaults with respect to any payment hereunder (after giving effect to any applicable grace period).
In the event the Insecure Party gives such a notice pursuant to Section 10.2(a) above, such notice shall include a summary of the information upon which it has based its determination that such reasonable grounds for insecurity exist. Such summary shall be in sufficient detail to reasonably communicate grounds that insecurity exists; however, in no event shall the nature of the notice relieve the Assuring Party of its obligation to provide Adequate Assurance hereunder.
    10.3    Eligible Collateral. Any requirement for Adequate Assurance shall be satisfied only by the Assuring Party’s delivery of Eligible Collateral. Eligible Collateral shall be posted in a form and an amount reasonably calculated to protect the Insecure Party from its financial exposure hereunder (“Cover Exposure”). All costs associated with providing Adequate Assurance shall be the responsibility of the Assuring Party. In addition, in order to continue to satisfy any requirement for Adequate Assurance, the amount of any Eligible Collateral shall be adjusted from time to time so that it is sufficient to satisfy the Cover Exposure, as it may fluctuate from time to time. Both Parties shall, from time to time, compute their Cover Exposure in a commercially reasonable manner.
    10.4    Failure to Give Adequate Assurance. Without prejudice to any other legal remedies available to the Insecure Party and without the Insecure Party incurring any Liabilities (whether to the Assuring Party or to a third-party), the Insecure Party may, at its sole discretion, take any or all of the following actions if the Assuring Party fails to give Adequate Assurance as required pursuant to Section 10.2, after providing Assuring Party written notice and [***] Business Days (or such longer period if provided herein) to cure: (a) withhold or suspend its obligations, including payment obligations, under this Agreement, (b) proceed against Assuring Party for damages occasioned by Assuring Party 's failure to perform or (c) exercise its termination rights under Article 15.
    10.5    Right to Terminate. Notwithstanding anything to the contrary herein, Assuring Party may, within [***] days of it providing Adequate Assurance hereunder and upon [***] days prior written notice to the Insecure Party, terminate this Agreement. Such termination by Assuring Party shall not be a default hereunder and shall be deemed a termination pursuant to Article 16; provided that nothing in this Section 10.5 shall limit any of the Insecure Party’s rights in the event the Assuring Party fails to maintain

Adequate Assurance or any other Event of Default with respect to the Assuring Party occurs.
ARTICLE 11
COMPLIANCE WITH APPLICABLE LAWS
    11.1    Compliance with Laws. Each Party shall, in the performance of its duties under this Agreement, comply in all material respects with all Applicable Laws. Each Party shall maintain the records required to be maintained by Environmental Laws and shall make such records available to the other Party upon request.
    11.2     Reports. All reports or documents rendered by either Party to the other Party shall, to the best of such rendering Party’s knowledge and belief, accurately and completely reflect the facts about the activities and transactions to which they relate. Each Party shall promptly notify the other Party if at any time such rendering Party has reason to believe that the records or documents previously furnished to such other Party are no longer accurate or complete in any material respect.
ARTICLE 12
SCHEDULED MAINTENANCE

At least [***] days prior to the beginning of any Scheduled Maintenance, CVR shall provide written notice to Gunvor thereof. In the event of any changes to such Scheduled Maintenance schedule, CVR will provide Gunvor with notice of any updates to such schedule as soon as practical following any change.
ARTICLE 13
FORCE MAJEURE
    13.1    Event of Force Majeure. Neither Party shall be liable to the other Party if it is rendered unable by an event of Force Majeure to perform in whole or in part any of its obligations hereunder, for so long as the event of Force Majeure exists and to the extent that performance is hindered by the event of Force Majeure; provided, however, that the Party unable to perform shall use all commercially reasonable efforts to avoid or remove the event of Force Majeure. During the period that performance by one of the Parties of a part or whole of its obligations has been suspended by reason of an event of Force Majeure, the other Party likewise may suspend the performance of all or a part of its obligations to the extent that such suspension is commercially reasonable, except for any payment and indemnification obligations.
    13.2    Notice. The Party rendered unable to perform its obligations hereunder shall give notice to the other Party within [***] after receiving notice of the occurrence of an event of Force Majeure, including, to the extent feasible, the details and the expected duration of the event of Force Majeure and the volume of Crude Oil affected. Such Party shall promptly notify the other Party when the event of Force Majeure is terminated.
    13.3    Termination and Curtailment. In the event that a Party’s performance is suspended due to an event of Force Majeure in excess of [***] days from the date that notice of such event is given, and so long as such event is continuing, the non-claiming Party, in its sole discretion, may terminate or curtail its obligations under this Agreement by notice to the other Party, and neither Party shall have any further liability to the other Party in respect of this Agreement except for the rights and remedies previously accrued under this Agreement, including any payment and indemnification obligations by either Party under this Agreement.
    13.4    Resumption of Performance. If this Agreement is not terminated pursuant to this Article 13 or any other provision of this Agreement, performance of this Agreement shall resume to the extent made possible by the end or amelioration of the event of Force Majeure in accordance with the terms of this Agreement; provided, however, that the Term of this Agreement shall not be extended for the period of any event of Force Majeure.
ARTICLE 14
MUTUAL REPRESENTATIONS, WARRANTIES AND COVENANTS
Each Party represents and warrants to the other Party as of the Effective Date of this Agreement and as of the date of each purchase and sale of Crude Oil hereunder, that:
    (a) It is an “Eligible Contract Participant” as defined in Section 1a (12) of the Commodity Exchange Act, as amended.
    (b) It is a “forward contract merchant” in respect of this Agreement and each sale of Crude Oil hereunder is a forward contract for purposes of the Bankruptcy Code. It is duly organized and validly existing under the laws of the jurisdiction of its organization or incorporation and in good standing under such law
    (c) It has the corporate, governmental or other legal capacity, authority and power to execute this Agreement, to deliver this Agreement and to perform its obligations under this Agreement, and has taken all necessary action to authorize the foregoing.
    (d) The execution, delivery and performance in the preceding paragraph (d) do not violate or conflict with any Applicable Law, any provision of its constitutional documents, any order or judgment of any court or Governmental Authority applicable to it or any of its assets or any contractual restriction binding on or affecting it or any of its assets.
    (e) All governmental and other authorizations, approvals, consents, notices, and filings that are required to have been obtained or submitted by it with respect to this Agreement have been obtained or submitted and are in full force and effect, and all conditions of any such authorizations, approvals, consents, notices and filings have been complied with.
    (f) Its obligations under this Agreement constitute its legal, valid and binding obligations, enforceable in accordance with its terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application regardless of whether enforcement is sought in a proceeding in equity or at law and an implied covenant of good faith and fair dealing).
    (g) No Event of Default under Article 15 with respect to it has occurred and is continuing, and no such event or circumstance would occur as a result of its entering into or performing its obligations under this Agreement.
    (h) There is not pending or, to its knowledge, threatened against it any action, suit or proceeding at law or in equity or before any court, tribunal, Governmental Authority,

official or any arbitrator that is likely to affect the legality, validity, or enforceability against it of this Agreement or its ability to perform its obligations under this Agreement.
    (i) It is not relying upon any representations of the other Party, other than those expressly set forth in this Agreement.
    (j) It has entered into this Agreement as principal (and not as advisor, agent, broker or in any other capacity, fiduciary or otherwise), with a full understanding of the material terms and risks of the same and is capable of assuming those risks.
    (k) It has made its trading and investment decisions (including their suitability) based upon its own judgment and any advice from its advisors as it has deemed necessary, and not in reliance upon any view expressed by the other Party.
    (l) The other Party (i) is acting solely in the capacity of an arm’s-length contractual counterparty with respect to this Agreement, (ii) is not acting as a financial advisor or fiduciary or in any similar capacity with respect to this Agreement and (iii) has not given to it any assurance or guarantee as to the expected performance or result of this Agreement.
    (m) Neither it nor any of its Affiliates has been contacted by or negotiated with any finder, broker or other intermediary in connection with the sale of Crude Oil hereunder who is entitled to any compensation with respect thereto (other than brokers’ fees agreed upon by the Parties).
    (n) None of its directors, officers, employees or agents or those of its Affiliates has received or will receive any commission, fee, rebate, gift or entertainment of significant value in connection with this Agreement.
ARTICLE 15
DEFAULT AND REMEDIES
    15.1    Events of Default. Notwithstanding any other provision of this Agreement, an Event of Default shall be deemed to occur with respect to a Party when:
    (a) Such Party fails to perform any obligation or covenant (including payment), to the other Party under this Agreement, which failure, if curable, is not cured to the reasonable satisfaction of the other Party within [***] Business Days from the date that such Party receives written notice that corrective action is needed.
    (b) Such Party breaches any material representation or material warranty made or repeated or deemed to have been made or repeated in this Agreement by such Party, or any warranty or representation in this Agreement proves to have been incorrect or misleading in any material respect when made or repeated or deemed to have been made or repeated under this Agreement; provided, however, that if such breach is curable, it is only an Event of Default if such breach is not cured to the reasonable satisfaction of the other Party (in its sole discretion) within [***] Business Days from the date that such Party receives notice that corrective action is needed.
    (c) Such Party becomes Bankrupt; provided that, in the case of the type of events described in clauses (iv), (vi), (vii) or (viii) of the definition of Bankrupt, instituted by an un-affiliated third-party, such proceeding is not dismissed within [***] days of commencement of such action.

(d) Either Party fails to provide Adequate Assurance in accordance with Section 10.2.
    15.2    Remedies. Notwithstanding any other provision of this Agreement, upon the occurrence of an Event of Default with respect to either Party (the “Defaulting Party”), the other Party (the “Performing Party”) shall in its sole discretion, in addition to all other remedies available to it and without incurring any Liabilities to the Defaulting Party or to third parties, be entitled to do one or more of the following: (a) suspend its performance under this Agreement without prior notice to the Defaulting Party, (b) proceed against the Defaulting Party for damages occasioned by the Defaulting Party’s failure to perform, and (c) upon [***] Business Days’ notice to the Defaulting Party, immediately terminate and liquidate all Transactions between the Parties by calculating a Termination Payment, in the manner set forth in Section 16.2. Notwithstanding the foregoing, in the case of an Event of Default described in Section 15.1(d), no prior notice shall be required.
    15.3    Instructions Concerning Operational Matters. At any time upon an Event of Default by CVR, Gunvor may instruct (a) the Terminal Operators to cancel any Crude Oil nominations scheduled for delivery from Gunvor to CVR and re-nominate such Crude Oil to Gunvor’s consignee as Gunvor may direct and (b) the relevant Pipeline Systems that Gunvor will be using CVR’s nominated shipping capacity to ship Crude Oil that otherwise would be sold to CVR to Gunvor’s consignee as Gunvor may direct. It is the Parties’ understanding that all Crude Oil shall be exclusively owned and controlled by Gunvor until delivered to CVR at a Delivery Point.
    15.4    Additional Remedies for Gunvor Event of Default. If Gunvor commits an Event of Default, including becoming Bankrupt, then in addition to any other rights or remedies available hereunder, CVR may cause the termination of this Agreement within the meaning of Section 556 of the Bankruptcy Code by (i) providing notice of termination to Gunvor, and (ii) providing notice of termination to third parties of any and all assignments of lease storage agreements, terminalling agreements, throughput agreements and pipeline transportation rights agreements. In this regard, Gunvor acknowledges that time is of the essence and CVR may act unilaterally to minimize economic damages and disruption to its business. Such notices of termination referenced in this Section 15.4 shall be effective [***] days after the date of such notices. Any Crude Oil not purchased by CVR within such [***] day period shall be sold by Gunvor and any such sale shall be treated as a Third-Party Sale Transaction.
    15.5.     Dispute Resolution. Gunvor and CVR shall use good faith efforts to resolve all disputes arising out of or relating to this Agreement through good faith negotiations. If negotiations fail to resolve the dispute within [***] Business Days, then Gunvor and CVR shall each nominate a senior representative of its management team to meet at a mutually agreed location to resolve the dispute. The good faith efforts to resolve disputes set forth in this Section shall be concluded within [***] days of written notice of the dispute, unless this period is extended by written agreement signed by Gunvor and CVR. Nothing in this Section precludes Gunvor and CVR from using a third-party neutral to assist them to resolve a dispute. Any dispute that cannot be resolved by the parties will be resolved in a court of competent jurisdiction as provided in Section 21.
ARTICLE 16
FINAL SETTLEMENT AT TERMINATION
    16.1    Effects of Termination. Upon the termination or expiration of this Agreement, CVR shall acquire (a) all Crude Oil located in the Designated Tanks and (b)

all Crude Oil in pipelines to be delivered into the Designated Tanks (collectively, the “Final Inventory”), all of which shall be purchased by CVR at the Transfer Price effective [***], excluding [***]. Such final purchase and sale Transactions shall be invoiced by Gunvor and paid for by CVR in accordance with the procedures set forth in Article 8. The Final Inventory volumes shall be the sum of the following: (i) the volume of Crude Oil in the Designated Tanks as determined by the records of each Terminal Operator, and (ii) the volume of Crude Oil in transit by pipeline as determined by the records of each Pipeline Operator. In the event that CVR fails to purchase such Crude Oil in accordance with the terms of this Section 16.1, Gunvor shall be entitled to sell the Crude Oil and such sale shall be treated as a Third-Party Sale Transaction.
    16.2    Close Out of Transactions Under the Agreement. Upon the occurrence of an Event of Default, the Performing Party shall, in its sole discretion, in addition to all other remedies available to it and without incurring any Liabilities to the Defaulting Party or to third parties, be entitled to designate a date not earlier than the date of such notice (the “Termination Date”) on which all Transactions shall terminate. The Performing Party shall be entitled to close out and liquate each Transaction at its market price, as determined by the Performing Party in a commercially reasonable manner as of the Termination Date, and to calculate an amount equal to the difference, if any, between the market price and the Transfer Price for each Transaction. The Performing Party shall aggregate the net gain or loss with respect to all terminated Transactions as of the Termination Date to a single dollar amount (the “Liquidation Amount”). The Performing Party shall notify the Defaulting Party of the Liquidation Amount due from or due to the Defaulting Party, after taking into account any Adequate Assurance (the “Termination Payment”).
    16.3    Payment of Termination Payment. As soon as reasonably practicable after the Termination Date, the Performing Party shall provide the Defaulting Party with a statement showing, in reasonable detail, the calculation of the Liquidation Amount and the Termination Payment. If the Defaulting Party owes the Termination Payment to the Performing Party, the Defaulting Party shall pay the Termination Payment on [***]. If the Performing Party owes the Termination Payment to the Defaulting Party, the Performing Party shall pay the Termination Payment once it has reasonably determined all amounts owed by the Defaulting Party to it under all Transactions.
    16.4    Non-Exclusive Remedy. The Performing Party’s rights under this Article 16 shall be in addition to, and not in limitation or exclusion of, any other rights that it may have (whether by agreement, operation of law or otherwise), including any rights and remedies under the UCC; provided, however, that if the Performing Party elects to exercise its rights under Section 16.2, it shall do so with respect to all Transactions. The Performing Party may enforce any of its remedies under this Agreement successively or concurrently at its option. No delay or failure on the part of a Performing Party to exercise any right or remedy to which it may become entitled on account of an Event of Default shall constitute an abandonment of any such right, and the Performing Party shall be entitled to exercise such right or remedy at any time during the continuance of an Event of Default. All of the remedies and other provisions of this Article 16 shall be without prejudice and in addition to any right of setoff, recoupment, combination of accounts, lien or other right to which any Party is at any time otherwise entitled (whether by operation of law, in equity, under contract or otherwise).

ARTICLE 17
INDEMNIFICATION AND CLAIMS
    17.1    Gunvor’s Duty to Indemnify. To the fullest extent permitted by Applicable Law and except as specified otherwise elsewhere in this Agreement, Gunvor shall defend, indemnify and hold harmless CVR, its direct or indirect parents, Affiliates, and their directors, officers, employees, representatives, agents and contractors for and against any Liabilities directly or indirectly arising out of (i) any breach by Gunvor of any covenant, or obligation contained herein or otherwise made in connection herewith or any representation or warranty of Gunvor made herein or in connection herewith proving to be false or misleading, (ii) Gunvor’s (A) purchase, handling, storage, transportation, or sale of any Crude Oil or the products thereof, or (B) handling, storage or transportation of Gathered Crude or CVR Transition Volumes (as applicable), (iii) any failure by Gunvor to comply with or observe any Applicable Law, (iv) Gunvor’s negligence or willful misconduct, or (v) injury, disease, or death of any person or damage to or loss of any property, fine or penalty, as well as any Liabilities directly or indirectly arising out of or relating to environmental losses such as oil discharges or violations of Environmental Law before a Delivery Point in performing its obligations under this Agreement, except to the extent that such injury, disease, death, or damage to or loss of property was caused by the negligence or willful misconduct on the part of CVR, its Affiliates or any of their respective employees, representatives, agents or contractors (other than Gunvor or its Affiliates).
    17.2    CVR’s Duty to Indemnify. To the fullest extent permitted by Applicable Law and except as specified otherwise elsewhere in this Agreement, CVR shall defend, indemnify and hold harmless Gunvor, its direct and indirect parents, Affiliates, and their directors, officers, employees, representatives, agents and contractors for and against any Liabilities directly or indirectly arising out of (i) any breach by CVR of any covenant or obligation contained herein or otherwise made in connection herewith or any representation or warranty of CVR made herein or in connection herewith proving to be false or misleading, (ii) CVR’s handling, storage or refining of any Crude Oil, Gathered Crude, CVR Transition Volumes or the products of any of the foregoing, (iii) CVR’s contracts or agreements with third parties for the purchase or transportation of Gathered Crude or CVR Transition Volumes, (iv) CVR’s negligence or willful misconduct, (v) any failure by CVR to comply with or observe any Applicable Law, or (vi) injury, disease, or death of any person or damage to or loss of any property, fine or penalty, any of which is caused by CVR or its employees, representatives, agents or contractors in the exercise of any of the rights granted hereunder, except to the extent that such injury, disease, death, or damage to or loss of property was caused by the negligence or willful misconduct on the part of Gunvor, its Affiliates or any of their respective employees, representatives, agents or contractors.
    17.3    Notice of Indemnity Claim. The Party to be indemnified (the “Indemnified Party”) shall notify the other Party (the “Indemnifying Party”) as soon as practicable after receiving notice of any claim, demand, suit or proceeding brought against it which may give rise to the Indemnifying Party’s obligations under this Agreement (such claim, demand, suit or proceeding, a “Indemnification Claim”), and shall furnish to the Indemnifying Party the complete details within its knowledge. Any delay or failure by the Indemnified Party to give notice to the Indemnifying Party shall not relieve the Indemnifying Party of its obligations except to the extent, if any, that the Indemnifying Party shall have been materially prejudiced by reason of such delay or failure.

    17.4    Defense of Indemnity Claim. The Indemnifying Party shall have the right to assume the defense, at its own expense and by its own counsel, of any Indemnification Claim; provided, however, that such counsel is reasonably acceptable to the Indemnified Party. Notwithstanding the Indemnifying Party’s appointment of counsel to represent an Indemnified Party, the Indemnified Party shall have the right to employ separate counsel, and if the Indemnifying Party shall not have employed counsel to represent the Indemnified Party within a reasonable time after notice of the institution of such Indemnification Claim, the Indemnifying Party shall bear the reasonable fees, costs and expenses of such separate counsel. If requested by the Indemnifying Party, the Indemnified Party agrees to reasonably cooperate with the Indemnifying Party and its counsel in contesting any claim, demand, or suit that the Indemnifying Party defends, including, if appropriate, making any counterclaim or cross-complaint. All costs and expenses incurred in connection with the Indemnified Party’s cooperation shall be borne by the Indemnifying Party. Each party shall keep the other party reasonably informed of any proceedings related to the Indemnification Claim.
    17.5    Settlement of Indemnity Claim. No claim or action underlying any Indemnification Claim may be settled or compromised (i) by the Indemnified Party without the consent of the Indemnifying Party or (ii) by the Indemnifying Party without the consent of the Indemnified Party. The mere purchase and existence of insurance does not reduce or release either Party from any liability incurred or assumed under this Agreement.
ARTICLE 18
LIMITATION ON DAMAGES
Except as otherwise expressly provided in this Agreement, the Parties’ liability for damages is limited to direct damages only, and neither Party shall be liable for specific performance, lost profits or other business interruption damages, or special, consequential, incidental, punitive, exemplary or indirect damages, in tort, contract or otherwise, of any kind, arising out of or in any way connected with the performance, the suspension of performance, the failure to perform or the termination of this Agreement. Each Party acknowledges the duty to mitigate damages hereunder.
ARTICLE 19
AUDIT RIGHTS
During the Term, either Party and its duly authorized representatives, upon reasonable notice and during normal working hours, shall have access to the accounting records and other documents maintained by the other Party that relate to this Agreement, including for the avoidance of doubt, Third-Party Contracts. Notwithstanding the foregoing, in no event shall either Party have any obligation to share with the other Party any books and records for transactions other than Transactions under this Agreement.
ARTICLE 20
CONFIDENTIALITY
    20.1    Confidentiality Obligation. The Parties agree that the specific terms and conditions of this Agreement and any information exchanged between the Parties under this Agreement are confidential and shall not disclose them to any third-party, except (a) as may be required by court order, Applicable Laws or a Governmental Authority or (b) to such Party’s or its Affiliates’ employees, auditors, directors, consultants, banks, financial advisors, rating agencies, insurance companies, insurance brokers and legal advisors. All information subject to this confidentiality obligation shall only be used for purposes of and with regard to this Agreement and shall not be used by either CVR or Gunvor for any other purpose. Gunvor acknowledges that pursuant to this Agreement it will be receiving material nonpublic information with regard to CVR Energy, Inc. and will be prohibited from trading in CVR Energy’s, Inc. shares while in possession of such information, as U.S. securities laws prohibit trading shares of a company while in possession of material nonpublic information. The confidentiality obligations under this Agreement shall survive termination of this Agreement for a period of one (1) year following the Termination Date. Notwithstanding anything to the contrary herein, the Parties agree that this Agreement may be filed at the SEC with any redactions therein, that may be requested by CVR (after consultation with Gunvor) and accepted by the SEC. Nothing in this Agreement, including restrictions on the use of Confidential Information, shall be construed to create a standstill or any other restriction whatsoever on the ability of a party or its affiliates or owners to purchase or sell securities or other instruments of companies, purchase or sell any companies substantially in their entirety (whether by merger, asset sale or otherwise), purchase or sell assets of any companies, provide financing to any companies or conduct any activities in the ordinary course of its business.
    20.2    Disclosure. In the case of disclosure covered by Section 20.1(a) and if the disclosing Party’s counsel advises that it is permissible to do so, the disclosing Party shall notify the other Party in writing of any proceeding of which it is aware that may result in disclosure and use reasonable efforts to prevent or limit such disclosure at the disclosing Party’s cost. The Parties shall be entitled to all remedies available at law, or in equity, to enforce or seek relief in connection with the confidentiality obligations contained herein.
    20.3    Tax Matters. Notwithstanding the foregoing, each Party agrees that it and its Affiliates and their directors, officers, employees, agents or attorneys may disclose to any and all persons the structure and any of the tax aspects of this Agreement transaction that are necessary to describe or support any U.S. federal income tax benefits that may result therefrom, or any materials relating thereto, that either Party has provided or will provide to the other Party and its Affiliates and their directors, officers, employees, agents or attorneys in connection with this Agreement, except where confidentiality is reasonably necessary to comply with Applicable Laws.
ARTICLE 21
GOVERNING LAW
    21.1    Choice of Law. This Agreement shall be governed by, construed and enforced under the laws of the State of Texas without giving effect to its conflicts of laws principles.
    21.2    Jurisdiction. Each of the Parties hereby irrevocably submits to the non-exclusive jurisdiction of any federal court of competent jurisdiction situated in Houston, Texas, or, if any federal court declines to exercise or does not have jurisdiction, in any Texas state court in Harris County (without recourse to arbitration unless both Parties agree in writing). Each Party hereby irrevocably waives, to the fullest extent permitted by Applicable Law, any objection to personal jurisdiction, whether on grounds of venue, residence or domicile.
    21.3    Waiver. Each Party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any proceedings relating to this agreement.

ARTICLE 22
ASSIGNMENT
    22.1    Successors. This Agreement shall inure to the benefit of and be binding upon the Parties, their respective successors and permitted assigns.
    22.2    No Assignment. Neither Party shall assign this Agreement or its rights or interests hereunder in whole or in part, or delegate its obligations hereunder in whole or in part, without the express written consent, which consent shall not be unreasonably withheld, of the other Party except in the case of assignment to an Affiliate if (a) such Affiliate assumes in writing all of the obligations of the assignor and (b) the assignor provides the other Party with evidence of the Affiliate’s financial responsibility at least equal to that of the assignor. Further, no consent shall be required for transfer of an interest in this Agreement by merger provided that the transferee entity (x) assumes in writing all the obligations of the transferor and (y) provides the other Party with evidence of financial responsibility at least equal to that of the transferor.
    22.3    Null and Void. Any attempted assignment in violation of this Article 22 shall be null and void ab initio and the non-assigning Party shall have the right, without prejudice to any other rights or remedies it may have hereunder or otherwise, to terminate this Agreement effective immediately upon notice to the Party attempting such assignment.
    22.4    Assignment of Claims. If a dispute, claim or controversy should arise hereunder between Gunvor and any Counterparty and Gunvor is unwilling to contest or litigate such matter, the Parties shall agree to an assignment of Gunvor’s rights and interests as necessary to allow CVR to contest, litigate or resolve such matter by a mutually acceptable alternative means that will allow CVR to pursue the claim.
ARTICLE 23
NOTICES
All invoices, notices, requests, and other communications given pursuant to this Agreement shall be in writing and sent by overnight mail or electronic mail. A notice shall be deemed to have been received upon receipt in the case of a notice sent by overnight mail or one (1) full Business Day after the date of transmittal via email (if confirmed by the notifying Party’s transmission report), or on the following Business Day if received after 5:00 p.m. CT, at the respective Party’s address set forth below and to the attention of the person or department indicated. A Party may change its address by giving written notice in accordance with this Article 23, which notice is effective upon receipt.

The address for notices or other communications to CVR is:	The address for notices or other communications to Gunvor is:

Name: CVR Supply & Trading, LLC	Name: Gunvor USA LLC

All Notices:	All Notices:
Address: 2277 Plaza Drive
               Suite 500
               Sugar Land, TX 77479
Attn: SVP – Crude
Phone: [***]
Email: [***]

With a copy to:

Address: 2277 Plaza Drive,
               Suite 500
               Sugar Land, TX 77479
Attn: Legal Services
Phone: [***]
Email: [***]

Address: 600 Travis Street
                Suite 6500
                Houston, TX 77002
Attn: Crude Operations
Phone: [***]
Email: [***]

With a copy to:

Address: 600 Travis Street
                Suite 6500
                Houston, TX 77002
Attn: Legal
Phone: [***]
Email: [***]

ARTICLE 24
NO WAIVER, CUMULATIVE REMEDIES
    24.1    No Waiver. The failure of a Party hereunder to assert a right or enforce an obligation of the other Party shall not be deemed a waiver of such right or obligation. The waiver by any Party of a breach of any provision of, Event of Default or Potential Event of Default under this Agreement shall not operate or be construed as a waiver of any other breach of that provision or as a waiver of any breach of another provision of, Event of Default or Potential Event of Default under this Agreement, whether of a like kind or different nature.
    24.2    Cumulative Remedies. Each and every right granted to the Parties under this Agreement or allowed to the Parties by law or equity, shall be cumulative and may be exercised from time to time in accordance with the terms thereof and applicable law.
ARTICLE 25
NATURE OF THE TRANSACTION AND RELATIONSHIP OF PARTIES
    25.1    No Partnership. This Agreement shall not be construed as creating a partnership, association, or joint venture between the Parties. It is understood that CVR is an independent contractor with complete charge of its employees and agents in the performance of its duties hereunder, and, except as specifically agreed to by the Parties, nothing herein shall be construed to make CVR, or any employee or agent of CVR, an agent or employee of Gunvor.
    25.2    Nature of the Transaction. Although the Parties intend and expect that the transactions contemplated hereunder constitute purchases and sales of Crude Oil between them, in the event that any transaction contemplated hereunder is reconstrued by any court, bankruptcy trustee or similar authority to constitute a loan from Gunvor to CVR, then CVR shall be deemed to have pledged all Crude Oil (until such time as payment in respect of such Crude Oil has been made in accordance with the terms of this Agreement) as security for the performance of CVR’s obligations under this Agreement, and shall be deemed to have granted to Gunvor a first priority lien and security interest in such Crude Oil and all the proceeds thereof.
    25.3    No Authority. Neither Party shall have the right or authority to negotiate, conclude or execute any contract or legal document with any third person on behalf of the other Party, to assume, create, or incur any liability of any kind, express or implied, against or in the name of the other Party, or to otherwise act as the representative of the other Party, unless expressly authorized in writing by the other Party.
ARTICLE 26
MISCELLANEOUS
    26.1    Severability. If any Article, Section, or provision of this Agreement shall be determined to be null and void, voidable or invalid by a court of competent jurisdiction, then for such period that the same is void or invalid, it shall be deemed to be deleted from this Agreement and the remaining portions of this Agreement shall remain in full force and effect.
    26.2    Entire Agreement. The terms of this Agreement constitute the entire agreement between the Parties with respect to the matters set forth in this Agreement, supersedes all prior representations, agreements and understandings and no representations or warranties shall be implied or provisions added in the absence of a written agreement to such effect between the Parties. This Agreement shall not be modified or changed except by written instrument executed by a duly authorized representative of each Party.
    26.3    No Representations. No promise, representation or inducement has been made by either Party that is not embodied in this Agreement, and neither Party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.
    26.4    Time of the Essence. Time is of the essence with respect to all aspects of each Party’s performance of any obligations under this Agreement.
    26.5    No Third-Party Beneficiary. Nothing expressed or implied in this Agreement is intended to create any rights, obligations, or benefits under this Agreement in any Person other than the Parties and their successors and permitted assigns.
    26.6    Survival. All confidentiality, payment, and indemnification obligations (including the payment and indemnification obligations that arise out of termination) shall survive the expiration or termination of this Agreement.
    26.7    Counterparts. This Agreement may be executed by the Parties in separate counterparts and initially delivered by electronic mail or otherwise, with original signature pages to follow and all such counterparts shall together constitute one and the same instrument.
    26.8    FCPA. Each Party will comply strictly with the United States Foreign Corrupt Practices Act (the “FCPA”) and all anti-corruption laws and regulations of any country in which a Party performs obligations related to this Agreement. In furtherance of each Party’s FCPA compliance obligations, at no time during the continuance of this Agreement, will either Party pay, offer, give or promise to pay or give, any monies or any other thing of value, directly or indirectly to: (a) any officer or employee of any government, or any department, agency or instrumentality of any government; (b) any other person acting for, or on behalf of, any government, or any department, agency or instrumentality of any government; (c) any political party or any official of a political party; (d) any candidate for political office; (e) any officer, employee or other person acting for, or on behalf of, any public international organization; or (f) any other person, firm, corporation or other entity at the suggestion, request or direction of, or for the benefit of, any of the foregoing persons. Each Party represents and warrants that: (i) it is not owned or controlled by, or otherwise affiliated with, any government, or any department, agency, or instrumentality of any government; and (ii) none of its officers, directors, principal shareholders or owners is an official or employee of any government or any department, agency or instrumentality of any government. Each Party acknowledges and agrees that breach of this Section by one Party will be grounds for termination of this Agreement by the other Party.
[SIGNATURE PAGES FOLLOW]

    IN WITNESS WHEREOF, each Party has caused this Agreement to be executed by its duly authorized representative, effective as of the Effective Date.

Gunvor USA LLC

By:    /s/ David Garza            By: /s/ Thomas Smith

Title:    President                Title: Regional CFO - Americas

Date:    December 21, 2023            Date: December 21, 2023

CVR Supply & Trading, LLC

By:    /s/ Charles Douglas Johnson

Title:    EVP & Chief Commercial Officer

Date:    12/21/2023

Schedules & Exhibits have been
Omitted pursuant to Item 601(a)(5) of Regulation S-K
And will be provided to the Securities and Exchange Commission upon request

SCHEDULES

Schedule A     Delivery Points
Schedule B    Designated Tanks

EXHIBITS

Exhibit A    Form of CVR Guaranty
Exhibit B    Form of Gunvor Guaranty
Exhibit C     Procedure for Shipments on [***]